Exhibit 99.6

AMY G. RAPPAPORT

2011 GSTT EXEMPT TRUST AGREEMENT

This Amy G. Rappaport 2011 GSTT Exempt Trust Agreement (“Agreement”) is entered into as of June 10, 2011, by and between Jack E. Golsen (hereinafter called “Settlor”) and Jack E. Golsen (hereinafter called “Trustee”). In consideration of the mutual promises contained herein, the parties hereto agree as follows:

ARTICLE I

CREATION OF TRUST

1.01 Creation of Trust. The Settlor, desiring to create an immediate inter vivos trust, to be named the “Amy G. Rappaport 2011 GSTT Exempt Trust,” upon the execution of this Agreement, hereby grants, bargains, sells, conveys and assigns to the Trustee the assets listed on Exhibit A attached hereto and by specific reference made a part hereof, to have and to hold the same (including any accumulated income) together with any additions made to this trust by the Settlor or any other person which are accepted by the Trustee (all such assets are sometimes hereinafter called the “Trust Fund”), for the uses and purposes and upon the terms and conditions herein set forth.

1.02 Irrevocable Trust. The terms of this Agreement may not be amended, revoked or terminated. The Settlor retains no beneficial interests, vested or contingent, hereunder.

1.03 Family History. The Settlor is married and his wife’s name is Sylvia H. Golsen. They have the following named children: Barry H. Golsen (date of birth: November 20, 1950), Steven J. Golsen (date of birth: November 24, 1952) and Linda F. Rappaport (date of birth: August 5, 1956). Amy G. Rappaport is the daughter of Linda F. Rappaport and the granddaughter of Settlor.

ARTICLE II

APPOINTMENT OF TRUSTEE

2.01 Appointment of Trustee and Successor Trustee. Jack E. Golsen is hereby appointed Trustee of the trusts created herein. If Jack E. Golsen shall resign or be unable to continue as Trustee for any reason and shall fail to appoint his successor, then Sylvia H. Golsen shall serve as successor Trustee of the trusts created herein. If Sylvia H. Golsen shall fail to qualify or, after having qualified, shall resign or be unable to continue as Trustee for any reason and shall fail to appoint her successor, then Linda F. Rappaport shall serve as successor Trustee of the trusts created herein. If Linda F. Rappaport shall fail to qualify or, after having qualified, shall resign or be unable to continue as Trustee for any reason and shall fail to appoint her successor, then Steven J. Golsen shall serve as successor Trustee of the trusts created herein. If Steven J. Golsen shall fail to qualify or, after having qualified, shall resign or be unable to continue as Trustee for any reason and shall fail to appoint his successor, then Barry H. Golsen shall serve as successor Trustee of the trusts created herein. Any individual who is serving as sole Trustee or any two (2) or more individuals (acting unanimously) who are serving as Co-Trustees may, at any time while serving as Trustee or Co-Trustees hereunder, designate in writing one (1) or more individuals and/or a corporate Trustee to act as sole Trustee or Co-Trustees in the event of the resignation or inability of such individual(s) making such appointment to continue as Trustee. Each Trustee and each successor Trustee shall have the powers granted to the Trustee under this Agreement, all of which shall be exercised in a fiduciary capacity and all of which may be exercised independently by each Trustee if more than one person is serving as Trustee.

2.02 Removal of Corporate Trustee. Any corporate Trustee may be removed as a Trustee of any trust created herein by a majority in interest of those beneficiaries entitled to receive distributions of income from the trust as to which removal is sought regardless of whether such income distributions are absolute or in the discretion of the Trustee. The right of removal may be exercised by adult beneficiaries, by the parents or legally appointed guardians of the person of any beneficiaries who may not have attained the age of majority at the time of exercise of the right of removal or by the legally appointed guardians or conservators of any adult beneficiaries. Such removal may be made with or without cause and without any necessity of court proceedings upon giving thirty (30) days’ prior written notice to such corporate Trustee, and upon the succession to office of a successor corporate Trustee, which shall have been appointed by those same persons having the right of removal; provided that such successor corporate Trustee: (a) shall be a trust company, a national banking association with trust powers or a state bank with trust powers; (b) shall have been qualified to engage in the trust business for at least five (5) years immediately prior to such appointment; (c) shall have shareholders’ equity of at least One Million Dollars ($1,000,000.00); and (d) shall have assets, beneficially owned by others, under its management having a value of not less than Two Hundred Fifty Million Dollars ($250,000,000.00); and provided further, which neither the Settlor nor any beneficiary hereof shall own at the time of such appointment, directly or indirectly, in excess of ten percent (10%) of the value of the stock of such trust company, national banking association or state bank.

2.03 Powers of Successor Trustee. Any successor Trustee shall have, from and after appointment or succession to office hereunder and without any assignment or action by any person, all the title, rights, interests and powers, including discretionary rights and powers which are by the provisions of this Agreement granted to and vested in the predecessor Trustee.

2.04 Merger of Corporate Trustee. If any corporate Trustee designated to act or at any time acting hereunder is merged with or transfers substantially all of its assets to another corporation, or is in any other manner reorganized or reincorporated, the resulting or transferee corporation shall become Trustee in place of its corporate predecessor.

ARTICLE III

DESIGNATION OF BENEFICIARY

3.01 Designation of Beneficiary. The beneficiary of this trust is Amy G. Rappaport (hereinafter called the “Primary Beneficiary”), whose date of birth is January 2, 1978.

ARTICLE IV

DISTRIBUTIONS

4.01 Distribution of Income. The Trustee shall distribute all income of this trust to the Primary Beneficiary in monthly or more convenient installments, but not less often than annually.

4.02 Settlor’s Intention Regarding Distribution of Principal. It is the intention of the Settlor that, subject to Paragraph 4.03 entitled “Distribution of Principal,” Paragraph 4.08 entitled “Duration of Trust” and Paragraph 4.10 entitled “Termination Due To Uneconomic Administration,” the trust created herein shall continue in existence for the lifetime of the Primary Beneficiary and, upon the death of the Primary Beneficiary, shall be reallocated pursuant to Paragraph 4.05.

4.03 Distribution of Principal. Notwithstanding any other provision contained in this Agreement, the Trustee may distribute to the Primary Beneficiary out of the principal of this trust from time to time such amount or amounts as the Trustee, in the Trustee’s discretion, shall deem advisable to provide for the health, education, support and maintenance of the Primary Beneficiary; provided that the Trustee may not exercise this power to distribute principal to discharge any person’s legal obligation to support the Primary Beneficiary. The Trustee shall make distributions under this paragraph only after having been satisfied by such evidence as the Trustee deems appropriate that the reasonably available separate resources of the proposed distributee are insufficient to provide for his or her needs as defined in this paragraph.

4.04 Death of Beneficiary.

(a) Special Power of Appointment. The Settlor grants to each Primary Beneficiary a special power of appointment over this trust, exercisable by Will or lifetime deed, to or for the benefit of any person or persons other than such beneficiary, such beneficiary’s estate, such beneficiary’s creditors or the creditors of such beneficiary’s estate.

(b) Failure to Exercise Special Power of Appointment. If the Primary Beneficiary has not exercised the special power of appointment granted in the preceding sentence, then upon the death of the Primary Beneficiary prior to the termination of this trust, the Trustee shall distribute all assets remaining in this trust to the then living issue of the Primary Beneficiary, per stirpes, if any, or if none, to the then living issue of Linda R. Rappaport, per stirpes, if any, or, if none, to the Settlor’s then living issue, per stirpes, if any, or, if none, to the heirs-at-law of the Primary Beneficiary as determined under the statutes and case law of Oklahoma; provided that the Trustee shall allocate the share of the trust assets otherwise distributable to a distributee to a separate trust for the benefit of such distributee which shall be administered in accordance with this Agreement as if such distributee were the original Primary Beneficiary and such trust shall be named the “[name of distributee] [year trust created] GSTT Exempt Trust.”

4.05 Distribution to Minor Beneficiaries. Subject to the paragraph entitled “Duration of Trust,” the Trustee shall defer payment of any share of the trust principal or income vesting in and payable to any person or persons under twenty-one (21) years of age (hereinafter called “minor”) until the minor attains twenty-one (21) years of age, but the Trustee, in the Trustee’s discretion, may apply to the use of such minor so much of the principal or income thereof as the Trustee may deem advisable. The Trustee may make payment of any principal or income applicable to the use of a minor: (a) by paying the same to a guardian or other person having the care or control of the minor, whose receipt shall be a full discharge for any such payment; (b) by paying it to a Custodian under the Oklahoma Uniform Transfers to Minors Act for the minor, whose receipt shall be a full discharge for any such payment; or (c) by spending it in such manner as the Trustee, in the Trustee’s discretion, believes will benefit such minor, including the payment to the minor directly of such sums as the Trustee may approve as an allowance.

4.06 Payments in the Event of Other Disability. If any beneficiary is under a legal disability or, though not adjudged incompetent, is, by reason of illness or mental or physical disability, unable, in the Trustee’s opinion, to use or disburse wisely such payment or distribution under the provisions of this Article, then the Trustee may make such payment or distribution for the benefit of such beneficiary in such of the following ways as, in the Trustee’s discretion, shall be most desirable: (a) directly to such beneficiary; (b) to the duly qualified legal representative of such beneficiary; (c) to a relative or friend of such beneficiary; or (d) by the Trustee using such payment directly for the benefit of such beneficiary. Distribution to any one or more of the foregoing shall operate as a complete acquittance of the duties of the Trustee to make such payment or distribution.

4.07 Division of Trust Assets. At such time as the Trustee is required to make complete or partial distribution of this trust, or to divide this trust into parts, the Trustee is authorized, in the Trustee’s discretion, to distribute or divide the trust assets in kind or in cash, or partly in kind and partly in cash, in undivided interests or otherwise, and the Trustee is authorized to appraise and place values on the separate trust assets and may use such values as the basis for distribution in kind or for division in kind. The power of the Trustee to convert assets into cash or other assets shall not terminate at the time required for distribution, but shall continue for a reasonable time thereafter to assist the Trustee in making an orderly distribution of the assets comprising the trust.

4.08 Duration of Trust. Notwithstanding any other provision contained in this Agreement, a trust created herein shall terminate upon the earliest of: (a) the date on which all trust assets have been distributed as provided hereinabove; (b) the end of the latest time permitted by any rule against perpetuities or remote vesting, or any other law, applicable to such trust; or (c) the date which is twenty-one (21) years after the death of the survivor of the group of persons consisting of the issue of the mother and father of the Settlor and the issue of the mother and father of the Settlor’s spouse, in each case, living on the date this Agreement is executed. Upon termination of any trust created herein pursuant to clause (b) or (c) of the preceding sentence, all remaining assets of such trust shall be distributed to those persons then entitled to the income from such trust in the proportion that such income is distributable, or if the income is distributable among a class of beneficiaries in the discretion of the Trustee, then equally to the members of such class, regardless of the age which any distributee otherwise entitled shall have attained.

4.09 Exercise of Powers of Appointment. A power of appointment or right of withdrawal granted herein may be exercised by the holder thereof only if specific reference to the power granted herein is made in the document purporting to exercise such power. In determining whether and to what extent a power of appointment granted herein has been exercised by Will, the Trustee may rely upon any instrument admitted to probate as the Will of the holder of the power. The Trustee may act as if the holder died intestate if the Trustee has no actual notice of a Will within three (3) months after the holder’s death. A power of appointment exercisable by deed or right of withdrawal may be exercised only by appropriate written instrument signed by the holder and delivered to the Trustee during the holder’s lifetime.

4.10 Termination Due to Uneconomic Administration. The Trustee may terminate any trust created hereunder at any time when, in the Trustee’s discretion, the remaining trust estate is of a size that is no longer economical to administer. Upon the termination of this trust pursuant to this paragraph, all remaining assets of the trust being terminated shall be distributed to those persons then entitled to the income from such trust in the proportion that such income is distributable, or if the income is distributable among a class of beneficiaries in the discretion of the Trustee, then equally to the members of such class, regardless of the age at which any distributee otherwise shall have attained; provided that if any such distributee has not attained twenty-one (21) years of age at the time of distribution under this paragraph, then distribution of his or her share shall be made to such person as may be selected by the Trustee as custodian for that distributee under the Oklahoma Uniform Transfers to Minors Act, or similar applicable law.

4.11 Authority to Create Separate Trusts for Allocation of GSTT Exemption. Notwithstanding any other provision of this Agreement, if a trust created under this Agreement would otherwise be partially exempt from the GST Tax due to the intended allocation of a GSTT Exemption to it, then, before such allocation and as of the relevant valuation date under Code Section 2642 with respect to such allocation, the Trustee may (but need not) divide that trust (the “Original Trust”) into two separate trusts of equal or unequal value which shall be identical in all other respects to the Original Trust, so that the allocation of GSTT Exemption can be made to one trust which will be entirely exempt from the GST Tax. The two trusts created under this paragraph: (a) shall have the same name as the Original Trust except that the trust to which the GSTT Exemption is allocated shall have the phrase “GSTT Exempt” added to its name; and (b) are sometimes referred to herein as “related.” As used in this Agreement, the term “GSTT Exemption” means the exemption from the GST Tax under Code Section 2631.

4.12 Authority to Separate Property Having Different GST Tax Treatment. Notwithstanding any other provision of this Agreement, if property which is held in, or is to be added or allocated to, a trust pursuant to this Agreement is subject to different treatment for any reason for purposes of the GST Tax than other property being added or allocated to, or also held in, that trust, then the Trustee may (but need not) hold such property instead as a separate trust that is appropriately designated to distinguish it from the trust to which the property otherwise would have been allocated, but that is identical in all respects to that trust. The identical trust resulting from application of this paragraph is also sometimes referred to herein as “related.”

4.13 Settlor’s Intention Regarding GST Tax. It is the Settlor’s intent that the Trustee shall not be required to administer a trust hereunder that is only partially exempt from GST Tax, or to commingle property subject to different treatment for GST Tax purposes whether because the transferors with respect to the property are assigned to different generations or otherwise. The two preceding paragraphs are intended to enable the Trustee to avoid such situations by empowering the Trustee to segregate trust property that: (a) is entirely exempt from the GST Tax from trust property that is not exempt; or (b) is otherwise treated differently from other trust property for purposes of the GST Tax, and the two preceding paragraphs should be applied in a manner consistent with the Settlor’s intention. To the extent it is consistent with the Trustee’s fiduciary obligations, the Trustee, in making discretionary distributions of income and principal from related trusts, shall take advantage of the opportunities provided by the creation of such related trusts to avoid or delay GST Tax when making discretionary distributions, and to maximize the amount of trust property that eventually may be distributed to the Settlor’s grandchildren or more remote descendants without transfer tax of any kind at the termination of all trusts created under this Agreement.

4.14 S Corporation Stock. If the Trustee of any trust created hereunder shall be the holder of shares of the capital stock of a corporation which has elected to be an S corporation for federal income tax purposes, then the following provisions shall apply:

(a) Electing Small Business Trust. The Trustee of such trust may, in the Trustee’s discretion, make an election under Code Section 1361(e)(3) for such trust to be treated as an electing small business trust (“ESBT”).

(b) Qualified Subchapter S Trust. If the Trustee of any trust described above does not make an election to be treated as an ESBT, the Trustee shall be deemed to have allocated the S corporation stock to a separate qualified subchapter S trust (“QSST”) for the benefit of each then beneficiary of such trust in order that, after such allocation, the only assets of such separate trust shall be S corporation stock and, notwithstanding any other provisions of this Agreement to the contrary, the provisions of Code Section 1361(d)(3) shall apply.

(c) Power to Amend or Create Separate Trust. If an election is made pursuant to subparagraph (a) or subparagraph (b) above with respect to any trust created hereunder, the Trustee shall have the power to amend the provisions otherwise applicable to such trust in such manner as shall cause such trust to qualify as an ESBT or QSST, as the case may be, and shall take such actions with regard to any division of the trust assets or separate accounting which the Trustee may determine to be appropriate or necessary to effect such election. Such authority shall include the power to create a separate trust for the benefit of each then beneficiary of each such trust in order that, after the allocation of such S corporation stock, the only assets of such separate trust shall be S corporation stock.

(d) Settlor’s Intention. It is the Settlor’s intention that the Trustee of each trust that becomes the holder of S corporation stock shall take such action as shall cause such corporation to continue to qualify as an S corporation within the meaning of Code Section 1361, et seq. and except as expressly provided in this paragraph, all provisions set forth in this Agreement shall apply to each such trust.

ARTICLE V

POWERS OF TRUSTEE

The Trustee or any successor Trustee shall have the following powers, all of which shall be exercised in a fiduciary capacity:

5.01 Investments. To invest in any real or personal properties, including partial interests therein, such as life estate, term or remainder interests, without being limited by any statute or rule of law governing investments by trustees.

5.02 Selling. To sell, at public or private sale, and convey any of the trust assets or any interest therein, or to exchange the same for other property, for such price or prices and upon such terms as the Trustee, in the Trustee’s discretion, may deem advisable for the best interest of the trusts and the beneficiaries hereunder, and to execute and deliver any deeds, receipts, releases, contracts or other instruments necessary in connection therewith. To grant or exercise options to buy, convey, transfer, exchange or lease (for a term within or extending beyond the term of the trust) any real or personal property of the trust, and to partition, dedicate, grant easements in or over, subdivide, improve, and remodel, repair, or raze improvements on any real property of the trust, and in general to do otherwise with the trust property in such manner, for such prices, and on such terms and conditions as any individual might do as outright owner of the property.

5.03 Securities and Options. To buy, sell and trade in precious metals or securities of any nature, including short sales, puts, calls, straddles and other options, covered and uncovered, of every kind and nature, on margin (and for such purpose to maintain margin accounts with brokers and to pledge any securities held or purchased by the Trustee with such brokers as security for loans and advances made to the Trustee). To purchase and sell option contracts which give the Trustee or another the option to buy or sell, at a future time, any stock or security of any company.

5.04 Purchase of Investments at Premium or Discount. In purchasing investments, to charge the premium to or credit the discount against principal, or to amortize such premium or such discount.

5.05 Oil, Gas or Mineral Properties. To retain, acquire and retain, carve out or reserve any interests in oil, gas or other mineral properties or resources; to execute as to those interests any agreements, assignments, contracts, deeds, grants, leases or subleases for any term (even though the term may extend beyond the termination of the Trust) and any other instruments or documents; to manage, control, operate, explore, mine, develop, farmout, farm-in, or take any action for the production, recovery, sale, exchange, treatment, storage or transportation of any interest in oil, gas or other mineral properties or resources; to drill, rework or recomplete wells of any type; to conduct or participate in secondary recovery operations; to enter into agreements for pooling or unitization; and to install, operate or participate in the operation of any plant, mine or other facilities. Interests in oil, gas and other mineral properties or resources may be retained and acquired without liability for any loss and without application to any court.

5.06 Formation of Limited Liability Company (“LLC”), Partnership or Corporation. To transfer assets of any trust created herein to a corporation in return for stock or securities of that corporation. To enter into a partnership agreement or LLC operating agreement concerning any property which forms part of a trust created herein upon such terms and conditions as shall be in the best interest of the trust and to transfer assets to a partnership pursuant to a partnership agreement or to an LLC pursuant to an LLC operating agreement. To hold or retain any partnership or LLC interest transferred to this trust and to participate in any such partnership as either general and/or limited partner or in any LLC as a manager and/or member. To enter into agreements with the partners of any partnership or members of any LLC in which any trust herein created may have an interest for the organization of a corporation and the transfer of the partnership or LLC assets to such corporation on such terms as are in the best interest of the trust.

5.07 Borrowing. To borrow money from a Trustee of a trust created hereunder or any other person and to create security interests in trust assets by mortgage, pledge or otherwise for that purpose even though the term of the loan may extend beyond the duration of the trust. To renew existing loans or to refinance debts.

5.08 Investment in Insurance Contracts. To invest in life insurance contracts upon the life of a beneficiary or any person in which any beneficiary shall have an insurable interest; provided that, with respect to the policies of insurance on the life of the Settlor or the Settlor’s spouse, only trust principal (not trust income) may be used to pay premiums on such policies.

5.09 Depleting or Wasting Assets. To retain or to acquire leasehold interests, royalties, patent rights, oil, gas and other minerals, depreciable property, depletable property, and other wasting assets. The Trustee shall have no duty to sell wasting assets or to apportion any of the income therefrom (such as lease bonuses or any depletable portion with respect to income from such assets) to principal, but the Trustee may transfer income from such wasting assets to principal in such amounts as the Trustee, in the Trustee’s discretion, may determine from time to time.

5.10 Lending. To lend money to any person or persons, including partnerships, fiduciaries and corporations, upon such terms and with such security as the Trustee, in the Trustee’s discretion, may deem advisable for the best interest of the trusts and the beneficiaries hereunder.

5.11 Unproductive Assets. To retain or to sell, in the Trustee’s discretion, unproductive assets. The Trustee shall have no duty to apportion any principal to income, but may make an equitable apportionment to income if, in the Trustee’s discretion, such is necessary to prevent injustice.

5.12 Retention of Original Assets. To retain for any period of time, without limitation and without liability for loss or depreciation in value, all or a portion of any asset originally transferred to or received by the Trustee, together with any additions thereto or substitutions therefor which may be acquired as a result of such assets, including shares of the capital stock of a corporate Trustee, or of any corporation which may own capital stock of any corporate Trustee hereunder or partnership interest (whether general, special or limited), even though the Trustee could not properly purchase the asset as a trust investment and through its retention might violate principles of investment diversification.

5.13 Allocation of Tax Deductions. To allocate and apportion the state and federal income tax deductions for depletion and depreciation (and for any other apportionable tax deductions) to a trust or to the income distributee or distributees thereof. In allocating or apportioning such tax deductions or in designating the source of any income distributed or accumulated, the Trustee may take into consideration the respective income tax benefits available therefrom to the distributee or distributees and to the Trustee, from information furnished or known to the Trustee.

5.14 Source of Distribution. To designate the source of any distribution, as between principal and income. To allocate different classes of income to different beneficiaries, in equal or varied proportions. To specify the amount of each class of income distributed and to whom so distributed.

5.15 Classification of Receipts and Disbursements. To determine, in the absence of specific instructions herein, what constitutes principal and income and to determine whether a distribution or disbursement should be charged to principal or income. In making such determinations, the Trustee shall follow generally accepted trust accounting principles.

5.16 Registration of Property. To register any trust assets in the name of the Trustee or the Trustee’s nominee, or to hold it unregistered or in such other form that the title shall pass by delivery, but without thereby increasing or decreasing the Trustee’s liability as Trustee.

5.17 Merger and Consolidation of Trust. To merge and consolidate at any time any trust created hereunder with another trust or trusts when the beneficiaries and their respective interests are the same and when the provisions regarding investments and distributions of principal and income are substantially similar, and thereafter to administer such trusts as a single trust.

5.18 Agents; Investment Counsel. To employ and pay reasonable compensation to such attorneys, accountants, agents and brokers as may be reasonably necessary in the administration of the trust assets. To authorize any such agents to make deposits to and withdrawals from trust bank and other financial institution accounts solely upon any such agent’s signature. To grant special powers of attorney to persons assisting the Trustee in the administration of the trust assets. To retain investment counsel and to accept and act upon the recommendations of such investment counsel and, at any time, to delegate to any investment counsel such ministerial or discretionary powers and authority with respect to the investment and reinvestment of the trust assets as the Trustee, in the Trustee’s discretion, shall deem appropriate.

5.19 Compromise Claims. To compromise or abandon any claim in favor of or against any trust hereunder. To exercise in person or by general or limited proxy all voting and other rights, powers and privileges and to take all steps to realize all benefits with respect to stocks or other securities; and to enter into or oppose, alone or with others, voting trusts, mergers, consolidations, foreclosures, liquidations, reorganizations or other changes in the financial structure of any corporation.

5.20 Expenses and Fees. To pay all expenses incurred in the administration of any trust created hereunder, including reasonable and customary compensation to any Trustee; provided that the compensation of a corporate Trustee shall be in accordance with its published schedule of fees as in effect at the time the services are rendered and such expenses and compensation shall be chargeable first to income and second to principal, except that compensation of any corporate Trustee, based on a principal distribution, and any unusual expenses shall be apportioned to principal, as the Trustee, in the Trustee’s discretion, shall determine.

5.21 Fiduciary Standard. To act freely under all or any of the powers given to the Trustee in all matters concerning the trusts herein created, after forming a judgment based upon all the circumstances of any particular situation as to the wisest and best course to pursue in the best interest of the trusts and the beneficiaries hereunder, without the necessity of obtaining the consent or permission of any person interested therein or of any court, and notwithstanding that the Trustee may also be acting as trustee of other trusts, or as agent for other persons or corporations interested in the same matters; provided that the Trustee shall exercise such powers at all times in a fiduciary capacity primarily in the best interest of the beneficiaries hereunder. With respect to statutes contained in Title 60 of the Oklahoma Statutes, as amended, the provisions of Section 175.12 (Trustee selling to self as trustee of another trust) are waived as to any Trustee and the provisions of Sections 175.9 (Trustee lending funds to self, affiliate, etc.), 175.11 (Trustee buying from, or selling to, self, affiliate, etc.), 175.11a (Trustee employing affiliate or division) and 175.13 (Trustee purchasing stock, bond or securities of self, affiliate, etc.) are waived as to any individual Trustee. No Trustee shall deal with any person with respect to any of the trust assets for less than an adequate consideration in money or money’s worth.

5.22 Additional Statutory Powers. To enjoy all of the powers provided by and to administer the trusts herein created in accordance with Sections 161 (Property in which trustee may invest—Judgment and care required) and 163 (Retention of property originally received) of Title 60 of the Oklahoma Statutes, as amended, and the Oklahoma Trust Act, as amended, presently codified as Sections 175.1-175.57 of Title 60 of the Oklahoma Statutes, except as otherwise provided herein.

ARTICLE VI

ADMINISTRATIVE PROVISIONS

6.01 No Accounting to Court. The Trustee shall not be required to give bond or security as Trustee, or to qualify before, be appointed by, or account to any court, or to obtain the order or approval of any court with respect to the exercise of any power or discretion granted in this Agreement or to make any accounting to any court for the administration of any trust created herein, but shall furnish periodic reports of the administration to those beneficiaries entitled to receive distributions of income from the trust for which such report is furnished regardless of whether such income distributions are absolute or in the discretion of the Trustee.

6.02 Reliance by Third Parties on Trustee’s Authority. No person, firm or corporation dealing with the Trustee with reference to any of the trust assets, if acting in good faith, shall be required to ascertain the authority of the Trustee, nor to see to the performance of the Trustee’s duties, nor to be responsible in any way for the proper application of funds or properties paid or delivered to the Trustee for the account of this trust, but, if acting in good faith, such person, firm or corporation may deal with the Trustee as though the Trustee were unconditional owner of the trust assets.

6.03 Distribution on Cash Basis. Except as otherwise provided herein, income for the purposes of making distributions shall be on a cash basis. When any beneficiary receiving income from this trust shall die, any undistributed income shall be paid to the next succeeding income beneficiary or beneficiaries. Notwithstanding the foregoing, if income required to be distributed (for a fiscal year of this trust closed prior to a beneficiary’s death) from this trust has not been distributed to such deceased beneficiary to whom it is required to be distributed, such income shall be distributed to such beneficiary’s estate.

6.04 Spendthrift Trusts Created. No interest of any beneficiary of this trust, either in income or in principal, shall be subject to pledge, assignment, sale or transfer, in any manner, nor shall any beneficiary have power in any manner to anticipate, charge or encumber his interest either in income or in principal, nor shall such interest of any beneficiary be liable or subject in any manner while in the possession of the Trustee, for the debts, contracts, liabilities, engagements or torts of such beneficiary. Nothing contained herein shall prevent a beneficiary from assigning all or any portion of his or her right to income in this trust, to or for the benefit of the issue of such beneficiary or to the spouse of the issue of such beneficiary.

6.05 Construction of Terms. For the purposes of this Agreement: (a) the terms “issue,” “child” or such other term denoting a descendant shall be construed to include those persons who trace their relationship through adoption [but only those adopted before attaining age twenty-one (21) years], as well as through birth; (b) the term “Trustee” shall be construed to include the plural of the term, if applicable; and (c) the term “education” includes, without limitation, private schooling at the elementary and secondary school level, college, graduate and professional education, and specialized or vocational training.

6.06 Savings Clause. If any provision of this Agreement shall be adjudged invalid for any reason, the Settlor directs that such invalid provision shall not affect the whole of this Agreement, but the balance of the provisions hereof shall remain operative and shall be carried into effect insofar as legally possible.

6.07 Governing Law; Situs. This Agreement and all dispositions hereunder shall be governed by and construed under the substantive laws of the State of Oklahoma, without reference to the conflict of laws principles of such state. Notwithstanding the preceding sentence, the Trustee, in the Trustee’s discretion may change the place of administration of this trust to another state and, in such case, this Agreement shall be construed and regulated by and all questions pertaining to its validity, construction, effect and administration shall be determined by and in accordance with the laws of that state.

6.08 Forfeiture Due to Contest. If any person shall, directly or indirectly, institute or become an active party to any proceeding to set aside, to interfere with, or to make null and void any provision of this Agreement, such person shall forfeit his or her entitlement to receive the interest otherwise provided for his or her benefit, and his or her share of the trust assets shall be distributed in the same manner as would have resulted if the contesting person died, without surviving spouse, issue or other lineal descendants, prior to the death of the Settlor.

IN WITNESS WHEREOF, the Settlor has executed this Agreement the date first above set forth.

/s/ Jack E. Golsen
Jack E. Golsen

SETTLOR

ACCEPTANCE

The undersigned hereby accepts the terms and conditions expressed in the foregoing Agreement.

/s/ Jack E. Golsen
Jack E. Golsen

TRUSTEE

STATE OF OKLAHOMA	)
	)	ss.
COUNTY OF OKLAHOMA	)

The foregoing instrument was acknowledged before me this 10th day of June, 2011, by Jack E. Golsen.

/s/ Carol A. Oden
Notary Public

My Commission Expires: February 25, 2015

Commission No. 03001532

(SEAL)